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                                                                    EXHIBIT 99.1


CONTACT:
AT NAVIGANT INTERNATIONAL:                     AT FINANCIAL RELATIONS BOARD:
Robert C. Griffith                             Don Markley (general information)
Chief Financial Officer                        Tara Cameron (analysts)
(303) 706-0778                                 (415) 986-1591

FOR IMMEDIATE RELEASE

              NAVIGANT INTERNATIONAL COMPLETES THE ACQUISITION OF
                          WORLD EXPRESS TRAVEL, INC.
                   Acquisition Expands Position in Northwest

DENVER, CO; SEPTEMBER 22, 1998 -- Navigant International, Inc. (Nasdaq: FLYR), one of the largest suppliers of corporate travel services in the U.S., today announced it has completed the acquisition of World Express Travel, Inc., based in Anchorage, Alaska. World Express Travel reported revenues of approximately $7.3 million from air sales of approximately $57 million during the most recent twelve month period. The acquisition was accounted for as a purchase, and the terms of the all cash deal were not disclosed.

Founded in 1984, World Express Travel is one of the premier travel management consultants to companies in Alaska and the Pacific Northwest. "World Express Travel is an exciting and important acquisition for us," said Edward Adams, Chief Executive Officer of Navigant. "By adding World Express to our existing operations in the region - - Mutual Travel in Seattle, and Atlas Travel Services in Vancouver, B.C. - - we have strengthened our position in an area with a very large and growing economy. In addition, World Express Travel is a recognized leader in providing travel services to the commercial fishing industry. As a result, their October through January period is one of their strongest in air sales, which is counter-cyclical with Navigant's operations."

World Express Travel's President and founder, Bob Acree, said, "Given the changing landscape in the travel industry, setting a winning strategy for World Express Travel's customers and employees was paramount. Continuing to grow the agency and meet our customers' needs requires expanding our capabilities and services. Navigant's size creates product and technology options for our customers that are only available at a national level. Navigant's culture and its commitment to the entrepreneurial spirit fits with the personality of World Express Travel. We are proud to join the Navigant team of companies."

Navigant is one of the five largest providers of corporate travel management services in the United States based on airline ticket sales. The Company currently has approximately 415 regional travel offices and on-site customer travel operations, including offices in 17 of the 25 largest U.S. business travel markets. World Express is the fourth travel management company added to the Navigant family in fiscal 1999. TravelCorp. of Minneapolis was acquired in May
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and Arrington Travel of Chicago and Atlas Travel of Houston were acquired in
July. The Company's shares are traded on the NASDAQ National Market System under the symbol "FLYR."

This news release contains forward-looking statements, including statements about the Company's growth strategies, the integration of prior or potential future acquisitions, the timing of new acquisitions, the impact of competition, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors detailed from time to time in the Company's SEC reports, including the reports on Form 10-K.
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